Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:	Michael Garnreiter	(602) 852-9000

Chief Financial Officer

E-mail: Michaelg@mstreetinc.com

MAIN STREET AND MAIN INCORPORATED

ANNOUNCES ITS 2004 FIRST QUARTER  RESULTS

PHOENIX, ARIZONA, April 29, 2004—MAIN STREET AND MAIN INCORPORATED (Nasdaq symbol: MAIN), the world’s largest franchisee of T.G.I. Friday’s restaurants, the owner and operator of the Bamboo Club – Asian Bistro, the Redfish Seafood Grill and Bar and Alice Cooper’stown restaurant concepts, today announced its operating results for the first quarter ended March 29, 2004.

Revenue for the quarter ended March 29, 2004 was $59.1 million compared with revenue of $57.6 million for the comparable quarter in 2003.  The revenue increase was primarily due to revenue from the opening of four new restaurants during 2003 and the full year impact of the six restaurants opened in 2002. This was offset by lost revenue from the three Friday’s and one Redfish restaurant that were sold and closed, respectively in 2003.   In addition, same-store sales increased by 5.0% for the quarter ended March 29, 2004, compared with a decrease of 1.2% for the comparable quarter in 2003.

For the first quarter, net income increased by 10% to $1,178,000, or $.08 per fully diluted share as compared to $1,071,000, or $.08 per fully diluted share in the same quarter last year.

Our measure of operating cash flow known as EBITDA for the three months ended March 29, 2004 was $4.4 million, as compared to $4.6 million in the first quarter last year.  The computation of our quarterly EBITDA can be found in Appendix A, attached to this press release.

Mr. Bill Shrader, President and Chief Executive Officer said, “We had a good first quarter. Sales were strong throughout most of the quarter assisted by strong media in our Friday’s brand that featured our new Atkins-approved menu items and our 2 for $19.99 value promotion.  On the operations front, our company’s supply chain group helped boost margins to the highest levels in recent memory by strong buying and product sourcing. Ultimately, our progress was on plan and we look forward to the remainder of 2004.”

Michael Garnreiter, Chief Financial Officer said, “ The economy seems to be strengthening which is a very important component to our financial progress this year.  We are excited by the return of good same store sales but we still face continuing cost increases in labor, such as a significant increase in unemployment costs and workers compensation costs, primarily in California. We are holding our G&A costs in line with our expectations and have seen a nice decrease in interest expense this quarter compared to last year’s first quarter reflecting a total lower debt level  and the recently completed debt refinancing.”

Recent Developments

During the first quarter, Main Street began construction on its newest Bamboo Club – Asian Bistro located in Fairfax, Virginia.  We expect it to be open in the third quarter 2004.  We are currently in negotiations for future Friday’s locations and expect to begin construction late in 2004 for a location in Arizona, to be opened by March 31, 2005.  Also during the first quarter, we closed a Friday’s location in Salinas, California. The costs to close and terminate the lease were accrued in a prior quarter.

Expectations

Based on management’s current outlook for the full year 2004, we expect same stores sales to increase between 2% and 3%.  Accordingly, our fully diluted net income per share guidance (before any unusual write offs) is expected to range from $0.14 to $0.16 and EBITDA is expected to range from $14 to $16 million.

Earnings Conference call

As a reminder, our earnings conference call is scheduled for today, Thursday, April 29, 2004 at 5:00 pm EST. The toll free dial in number is 1-800-901-5217 (or 1-617-786-2964 for international calls), and the participant pass code is 48343705. You can visit our web site at http://www.mainandmain.com for a replay.

—Appendix A and Two Tables to Follow —

MAIN STREET AND MAIN INCORPORATED is the world’s largest franchisee of T.G.I. Friday’s restaurants, operating 53 T.G.I. Friday’s, twelve Bamboo Club – Asian Bistros, four Redfish Seafood Grill and Bar, and one Cooper’stown restaurants.

This press release contains forward-looking statements regarding the Company’s business strategies, business outlook, anticipated new store openings, and revenue and earnings expectations.  These forward-looking statements are based primarily on the Company’s expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company’s control.  Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company’s Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

Appendix A

Computation of quarterly Earnings before Interest, Taxes, Depreciation and Amortization EBITDA (in millions):

	Quarter ended March 29, 2004	Quarter ended March 30, 2003
Net Income	$1.2	$1.1
Add-Income taxes	—	—
-Interest expense	1.0	1.2
-Depreciation	2.1	2.2
-Amortization	.1	.1

EBITDA	$4.4	$4.6

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Data)

	March 29, 2004	December 29, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,073	$4,600
Accounts receivable, net	1,598	1,494
Inventories	2,706	2,762
Prepaid expenses	703	971
Total current assets	10,080	9,827
Property and equipment, net	67,719	68,129
Other assets, net	2,194	2,218
Notes receivable, net	1,671	1,657
Goodwill	21,685	21,685
Franchise fees, net	2,650	2,691
Total assets	$105,999	$106,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,884	$3,815
Accounts payable	6,521	6,408
Other accrued liabilities	16,109	16,577
Total current liabilities	26,514	26,800
Long-term debt, net of current portion	46,850	47,869
Other liabilities and deferred credits	2,661	2,441
Total liabilities	76,025	77,110

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized; no shares issued and outstanding in 2004 and 2003	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 14,642,000 shares issued and outstanding in 2004 and 2003, respectively	15	15
Additional paid-in capital	54,927	54,927
Accumulated deficit	(22,616)	(23,792)
Accumulated other comprehensive loss	(2,352)	(2,053)
Total stockholders’ equity	29,974	29,097
Total liabilities stockholders’ equity	$105,999	$106,207

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 29, 2004	March 31, 2003

Revenue	$59,079	$57,586

Restaurant operating expenses
Cost of sales	15,646	15,858
Payroll and benefits	18,419	17,698
Depreciation and amortization	2,075	2,185
Other operating expenses	18,131	17,072
Total restaurant operating expenses	54,271	52,813

Income from restaurant operations	4,808	4,773

Depreciation and amortization of intangible assets	162	149
General and administrative expenses	2,472	2,136
Preopening expenses	22	165
New manager training expenses	—	98

Operating income (loss)	2,152	2,225

Interest expense and other, net	974	1,154

Net income (loss) before income tax	1,178	1,071

Income tax expense (benefit)	—	—

Net income (loss)	$1,178	$1,071

Basic earnings per share
Net income (loss)	$0.08	$0.08

Diluted earnings per share
Net income (loss)	$0.08	$0.08

Weighted average number of shares outstanding — Basic	14,642	14,142

Weighted average number of shares outstanding — Diluted	14,914	14,142